Exhibit 10.1

AMENDMENT NO. 1

TO THE CATALENT, INC. 2018 OMNIBUS INCENTIVE PLAN

WHEREAS, Catalent, Inc. (the “Company”) maintains the Catalent, Inc. 2018 Omnibus Incentive Plan (the “Plan”) (capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan);

WHEREAS, pursuant to Section 13 of the Plan, the Board may amend the Plan; provided that amendments must be approved by the Company’s stockholders to the extent necessary to comply with any regulatory requirement applicable to the Plan or if any amendment increases the number of securities that may be issued under the Plan;

WHEREAS, the Board has determined, following the recommendation of the Committee and the Committee’s independent compensation consultant, that it is in the best interests of the Company and its stockholders to amend the Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of Common Stock available for Awards under the Plan, (ii) increase the annual limit for director compensation, (iii) eliminate a provision that allows for recycling of shares of Common Stock withheld for taxes when Options and SARs are exercised as well as shares withheld on net-settlement of Options and SARs, (iv) adjust the “fungible ratio” for debiting Plan shares, (v) require a minimum one-year vesting period for Awards, subject to certain limited exceptions, as has been the practice of the Company prior to the Amendment No. 1 Effective Date (as defined below), and (vi) update the clawback language in the Plan;

WHEREAS, the Board has approved the submission of this Amendment No. 1 to the Plan (this “Amendment No. 1”) to the Company’s stockholders for approval and has conditioned the effectiveness of this Amendment No. 1 on such approval (the date of such approval, the “Amendment No. 1 Effective Date”); and

WHEREAS, if the Company’s stockholders fail to approve this Amendment No. 1, the existing Plan shall continue in full force and effect, and this Amendment No. 1 shall be void and of no effect.

NOW, THEREFORE, the Plan is hereby amended, effective as of the Amendment No. 1 Effective Date, as follow:

1.	A new Section 2.1(bbb) is added to read in its entirety as follows:

“‘Amendment No. 1 Effective Date’ means the date on which the Company’s stockholders approve Amendment No. 1 to the Plan.”

2.	Section 5(b) of the Plan is hereby amended and restated to read in its entirety as follows:

“(b) The Absolute Share Limit.

(i) Subject to Section 12 and Section 5(d) of the Plan, no more than TOTAL shares of Common Stock shall be available for Awards under the Plan as of the Amendment No. 1 Effective Date (which share limit is comprised of (A) NEW shares of Common Stock authorized for issuance under the Plan as of the Amendment No. 1 Effective Date plus (B) REMAIN shares of Common stock that remained available for future grants under the Plan as of June 30, 2023 minus (C) INTERIM GRANTS representing shares subject to Awards granted under the Plan after June 30, 2023 and prior to the Amendment No. 1 Effective Date) (the aggregate share limit available for Awards under the Plan at any time, including after any reduction in or addition to such aggregate share limit in accordance with this Section 5 or Section 12 of the Plan, the “Absolute Share Limit”), where

(w) ‘TOTAL’ is equal to the lesser of (1) 15,507,520 and (2) NEW plus REMAIN minus INTERIM GRANTS,

(x) ‘NEW’ is equal to 7,625,000,

(y) ‘REMAIN’ is equal to 7,882,520, and

(z) ‘INTERIM GRANTS’ is equal to (1) one share for each share of Common Stock subject to an Option or SAR granted under the Plan after June 30, 2023 and prior to the Amendment No. 1 Effective Date plus (2) 1.7 shares for each share of Common Stock subject to an Award (other than an Option or SAR) granted under the Plan after June 30, 2023 and prior to the Amendment No. 1 Effective Date.

(ii) The Absolute Share Limit shall be reduced after the Amendment No. 1 Effective Date by (A) one share for each share of Common Stock subject to an Option or SAR granted under the Plan and (B) 1.7 shares for each share of Common Stock subject to an Award (other than an Option or SAR) granted under the Plan.”

3.	Section 5(c) of the Plan is hereby amended and restated to read in its entirety as follows:

“(c) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, grants of Options or SARs under the Plan in respect of no more than 1,500,000 shares of Common Stock may be made to any individual Participant during any single fiscal year of the Company (for this purpose, if a SAR is granted in tandem with an Option (such that the SAR expires with respect to the number of shares of Common Stock for which the Option is exercised), only the shares underlying the Option shall count against this limitation); (ii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iii) subject to Section 12 of the Plan, during any single fiscal year of the Company, no individual Participant may be granted Performance Compensation Awards that are denominated in shares of Common Stock pursuant to Section 11 of the Plan under which more than 750,000 shares of Common Stock may be earned in the aggregate; (iv) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director for services rendered for such fiscal year, shall not exceed $650,000 in total value (calculating the value of any such Award based on the grant date fair value of such Awards for financial reporting purposes and counting compensation towards this limit for the year in which it is earned, and not a later year, in the event payment of the compensation is deferred); and (v) subject to Section 12 of the Plan, during any single fiscal year of the Company, no individual Participant may be granted Performance Compensation Awards that are denominated in cash under which more than $10,000,000 may be earned in the aggregate.”

4.	Section 5(d) of the Plan is hereby amended and restated to read in its entirety as follows:

“Other than with respect to Substitute Awards, to the extent that (i) an Award under the Plan expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without a delivery to the Participant of the full number of shares of Common Stock to which the Award related, or (ii) after June 30, 2018, an award granted under the 2014 Plan expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without a delivery to the Participant of the full number of shares of Common Stock to which the award related, then, in each case, the undelivered shares shall thereupon be added to the shares of Common Stock available for Awards under the Plan in accordance with Section 5(e) of the Plan. Shares of Common Stock withheld by the Company or tendered by the Participant in payment of the Exercise Price or taxes and other amounts relating to an Award (or, after June 30, 2018, shares of Common Stock withheld or tendered to pay the exercise price or taxes or other amounts relating to an award under the 2014 Plan) shall be deemed to constitute shares of Common Stock not issued to the Participant and shall in each case thereupon be added to the shares available for Awards under the Plan in accordance with Section 5(e) of the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (i) the applicable shares are withheld or surrendered following the termination of the Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rule of the national securities exchange on which the Common Stock is listed. Upon the exercise of any SAR under the Plan or any stock appreciation right under the 2014 Plan, the Absolute Share Limit shall be reduced only by the net number of shares issued upon such exercise and not by the gross number of shares as to which such right is exercised. Notwithstanding anything to the contrary in the foregoing, after June 30, 2023, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Common Stock used to pay the Exercise Price or withholding taxes related to any outstanding Option or SAR, or (iii) shares of Common Stock reacquired by the Company as part of the amount received upon exercise of an Option.”

5.	Section 5(e) of the Plan is hereby amended and restated to read in its entirety as follows:

“(e) Any share of Common Stock that again becomes available for Awards under the Plan pursuant to this Section 5 shall be added as (i) one share for each share subject to an Option or SAR granted under the Plan or options or stock appreciation rights granted under the 2014 Plan, and (ii) for each share that again becomes available with respect to an Award granted (A) on or prior to June 30, 2023, 2.25 shares, and (B) after June 30, 2023, 1.7 shares, in each case, for each share subject to an Award (other than an Option or SAR) granted under the Plan or an award (other than an option or stock appreciation right) granted under the 2014 Plan.”

6.	A new subsection (h) is hereby added to the end of Section 5 of the Plan to read in its entirety as follows:

“(h) Notwithstanding anything to the contrary in any other provision of this Plan, equity-based Awards granted under the Plan on or after the Amendment No. 1 Effective Date shall be subject to a minimum vesting period of not less than one year from the date of grant of the award; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) shares delivered in lieu of fully vested cash Awards, (iii) any Award to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) Awards granted by the Committee that do not, in the aggregate, exceed 5% of the Absolute Share Limit; provided, further, that the restrictions in this Section 5(h) do not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, Termination, death, Disability or a Change in Control, as set forth in the terms of the Award or otherwise.”

7.	The last sentence of Section 14(u) of the Plan is hereby amended and restated to read in its entirety as follows:

“Notwithstanding anything to the contrary in any other provision of this Plan or any agreement setting forth terms of and/or conditions to an Award, each Award granted under the Plan (and/or any amount received with respect to any such Award) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any applicable law, stock exchange listing requirement, and/or clawback or recoupment policy of the Company.”

8.	Except as expressly set forth in this Amendment No. 1, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed by its duly authorized officer to be effective as of the Amendment No. 1 Effective Date.

CATALENT, INC.

By:	/s/ JOSEPH FERRARO
Name: Joseph A. Ferraro
Title: SVP, General Counsel, Chief Compliance Officer and Secretary